Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ASP Isotopes Inc. on Form S-8 (No. 333-267392) to be filed on or about November 16, 2022 of our report dated April 21, 2022, on our audit of the financial statements as of December 31, 2021 and for the period from September 13, 2021 (inception) through December 31, 2021, which report was included in the Form S-1 filed April 21, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

November 16, 2022